Exhibit 10.1

Execution Copy

CUSIP NO. 40422SAB0

SENIOR UNSECURED MULTI-YEAR REVOLVING CREDIT AGREEMENT

dated as of April 3, 2025

among

HF SINCLAIR CORPORATION,

The Lenders Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

MUFG BANK, LTD.,

as Syndication Agent

and

BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,

BARCLAYS BANK PLC, CITIBANK, N.A., CITIZENS BANK, N.A.,

MIZUHO BANK, LTD, PNC BANK, NATIONAL ASSOCIATION,

SUMITOMO MITSUI BANKING CORPORATION,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH and TRUIST BANK,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC and MUFG BANK, LTD.,

BOFA SECURITIES, INC., BARCLAYS BANK PLC,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, CITIGROUP GLOBAL MARKETS INC.,

CITIZENS BANK, PNC CAPITAL MARKETS LLC, MIZUHO BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION, TD SECURITIES (USA) LLC and

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers

WELLS FARGO SECURITIES, LLC and MUFG BANK, LTD.

as Joint Bookrunners

i

ii

Schedules and Exhibits

Schedule 1.01	Pricing Schedule
Schedule 2.01	Applicable Percentages and Commitments
Schedule 2.06(b)	Initial Issuing Bank Sublimits
Schedule 6.01	Existing Indebtedness of Subsidiaries
Schedule 6.02(k)	Existing Liens

Exhibit A	Form of Assignment and Assumption
Exhibit B	Notice of Commitment Increase
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Promissory Note
Exhibit E	Form of Subsidiary Guarantee

iii

SENIOR UNSECURED MULTI-YEAR REVOLVING CREDIT AGREEMENT, dated as of April 3, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among HF SINCLAIR CORPORATION, a Delaware corporation, as the Borrower, the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, MUFG BANK, LTD., as the Syndication Agent, and the Co-Documentation Agents party hereto.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning in the definition of “Term SOFR”.

“Administrative Agent” means Wells Fargo Bank, National Association (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders and the Issuing Banks under any Loan Document and any successor in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) Spread Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or Term SOFR, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect after giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Swingline Loan or Term SOFR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth on the Pricing Schedule under the caption “ABR Margin or Swingline Loan”, “Term SOFR Margin” or “Commitment Fee”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Index Debt.

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Revolving Effective Date to but excluding the earlier of (i) the Maturity Date and (ii) the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination, and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.23(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person (i) becomes the subject of a bankruptcy or insolvency proceeding, (ii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or (iii) has become the subject of a Bail-In Action; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any obligations under any Loan Document, interest, fees, commissions or other amounts, Spread Adjusted Term SOFR; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark, then “Benchmark” means, with respect to such obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.23(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in dollars and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in dollars.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means HF Sinclair Corporation, a Delaware corporation, and any surviving entity of a merger with such Person that is permitted by Section 6.03.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of a Term SOFR Borrowing, having the same Interest Period made by the Lenders; or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)

marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within two years from the date of acquisition;

(b)

direct obligations issued or fully guaranteed by (i) any state of the United States or (ii) any political subdivision of any such state or any public instrumentality which, at the time of acquisition, having a debt rating of at least A- (or then equivalent rating) from S&P or A3 (or then equivalent rating) from Moody’s, in each case maturing within two years from the date of acquisition thereof;

(c)

certificates of deposit, time deposits, money market accounts, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, any Lender or commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000;

(d)

commercial paper of an issuer rated at the date of acquisition at least A-2 (or then equivalent rating) by S&P or P-2 (or then equivalent rating) by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency and maturing within 270 days from the date of acquisition;

(e)

debt securities having, at the time of acquisition, a long-term, unsecured debt rating of at least A- (or then equivalent rating) from S&P or A3 (or then equivalent rating) from Moody’s or carrying an equivalent rating by a nationally recognized rating agency with maturities or put rights of not more than 24 months from the date of acquisition;

(f)

fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clauses (a) through (e) above and entered into with a financial institution satisfying the criteria describe in clause (c) above or recognized securities dealer having a rating of at least A-2 (or then equivalent grade) by S&P or P-2 (or then equivalent grade) by Moody’s or carrying an equivalent rating by a nationally recognized rating agency;

(g)	investments in money market mutual or similar funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above;

(h)

deposits available for withdrawal on demand with any commercial bank not meeting the qualifications in clause (c) above, provided that all such deposits do not exceed $15,000,000 in the aggregate at any one time;

(i)

any non-rated securities or investments of the types described in clauses (a) through (g) above so long as the Borrower’s third party, nationally-recognized investment manager deems that such security or investment has the same credit quality with the minimum credit rating as the types of securities and investments described in clauses (a) through (g) above, as applicable;

(j)

in the case of the Borrower or any Subsidiary organized or operating outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the applicable foreign jurisdiction for cash management purposes; and

(k)

any other investments permitted by the Borrower’s investment policy, as such investment policy may be modified from time to time after the Revolving Effective Date, or that have been approved by the Administrative Agent in its sole discretion.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than a Shareholder Controlled Person (as defined below), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (excluding, however, any such person or group entitled to report such ownership on Schedule 13G in accordance with Rule 13d-1(b)(1) or (2)); or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are not Continuing Directors. As used herein, (i) “Shareholder Controlled Person” means a Person as to which more than fifty percent (50%) of such Person’s voting Equity Interests is owned by Persons who owned more than fifty percent (50%) of the voting Equity Interests of the Borrower immediately before the consummation of any acquisition described in clause (a) of the definition of “Change in Control” and (ii) “Continuing Directors” means directors who are (x) nominated or approved by the board of directors of the Borrower or (y) appointed by directors so nominated.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Person that becomes a Lender or Issuing Bank after the date hereof, such later date on which such Person becomes a Lender or Issuing Bank under this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.14.

“CI Lender” has the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means, collectively, the “Co-Documentation Agents” listed on the cover page hereto, each in its capacity as a co-documentation agent hereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum potential aggregate principal amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.02, (b) reduced from time to time pursuant to Section 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. As of the Revolving Effective Date, the initial aggregate amount of the Lenders’ Commitments is $2,000,000,000.

“Commitment Increase” has the meaning set forth in Section 2.02(a).

“Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).

“Competitor” means (a) any Person who is primarily engaged in businesses of the type primarily conducted by the Borrower and its subsidiaries and (b) any Affiliate of a Person identified in clause (a) above (it being agreed that an investment firm or other financial institution shall not be deemed to Control a Person described in clause (a) above merely as a result of owning a minority interest in such Person if it does not otherwise Control such Person).

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate” (if applicable), the definition of “Business Day,” the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day”, or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, after consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lenders” has the meaning set forth in Section 2.21(b).

“Consolidated Net Debt” means, at any date and without duplication, the aggregate amount of the Indebtedness of the Borrower and its Subsidiaries of the type described in clause (a), (b), (c), or (f), clause (g) or (h)(so long as obligations specified in either such clause are not contingent) or clause (e)(if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness”, less the aggregate amount of (a) cash and Cash Equivalents held by the Borrower and its Subsidiaries at such date to the extent that such cash and Cash Equivalents do not appear (or are not required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP and (b) cash and Cash Equivalents that have been deposited in a trust account or account created or pledged for the sole benefit of the holders of any Indebtedness of the Borrower or its Subsidiaries that has been defeased pursuant to such deposit and the other applicable terms of the instrument governing such Indebtedness, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, on any date, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Borrower and its Subsidiaries, minus (a) all current liabilities of the Borrower and its Subsidiaries (excluding current maturities of long-term debt) and (b) all goodwill of the Borrower and its Subsidiaries, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at the date of any determination thereof, the consolidated shareholders’ equity of Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the aggregate total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date in accordance with GAAP.

“Consolidated Total Debt” means, at the date of any determination thereof, all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender and “Credit Parties” shall be the collective reference to all of them.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its LC Exposure and its Swingline Exposure at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in LC Disbursements or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by such Lender hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under any such agreement (including this Agreement) cannot be satisfied), (c) has failed, within three Business Days after request by the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in LC Disbursements and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s, the Administrative Agent’s, the requesting Issuing Bank’s or the Swingline Lender’s, as applicable, receipt of such certification in form and substance reasonably satisfactory to the Borrower, the Administrative Agent, the requesting Issuing Bank or the Swingline Lender, as applicable, and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of all Hedging Agreements in effect at such time calculated on a net basis by each counterparty.

“Disclosed Matters” means the actions, suits and proceedings and the environmental and intellectual property matters (a) disclosed in (i) the Borrower’s report on Form 10-K for the fiscal year ended December 31, 2024, (ii) [reserved] and (iii) the Borrower’s reports on Form 8-K filed during the period from and including the financial statements referred to in the foregoing clauses, as applicable, to but excluding the date that is two Business Days prior to the Revolving Effective Date, in each case as filed with the Securities and Exchange Commission, or (b) otherwise disclosed in writing to the Administrative Agent for the benefit of the Lenders prior to the Revolving Effective Date.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an affiliate of a Lender; (c) an Approved Fund; (d) any Person that is a regulated lending institution in the United States, Japan, Canada, the United Kingdom or the European Union and is approved by (i) the Administrative Agent, each Issuing Bank and the Swingline Lender and (ii) unless an Event of Default has occurred and is continuing, the Borrower and (e) any other Person approved by (i) the Administrative Agent and each Issuing Bank and (ii) unless an Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing, the Borrower; in each case, any such approval described in clauses (d) and (e) of this definition (x) not to be unreasonably withheld, conditioned or delayed (reasonable consideration by Administrative Agent, each Issuing Bank, Swingline Lender and Borrower to include the credit rating/quality of such Person and whether such Person would reasonably be expected to increase the Borrower’s payments under or resulting from increased cost, illegality, tax and other indemnification obligations), and (y) by the Borrower shall be deemed to have given unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that, notwithstanding the foregoing or any other contrary provision of this Agreement, no “Eligible Assignee” shall be a Defaulting Lender, a Competitor, the Borrower or any of the Borrower’s Affiliates, a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than a standard termination under Section 4041(b) of ERISA; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint the PBGC as trustee to administer any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 8.02(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 8.02(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 8.02(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 8.02(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Parties” means (a) each of Eagle Consolidation LLC, HEP Navajo Southern, L.P., Sinclair Tulsa Refining Company LLC, and Jia Shi Lubricants Trading (Shanghai) Co., Ltd., (b) each of Wainoco Resources, Inc., Wainoco Oil & Gas Company, Holly Logistics Limited LLC, HollyFrontier Services LLC and HollyFrontier Holdings LLC, (c) Sinclair Tulsa Refining Company LLC, (d) any other Subsidiary of the Borrower designated by written notice thereof to the Administrative Agent; provided that immediately before and immediately after giving pro forma effect to such designation, no Default shall have occurred and be continuing, and (e) any subsidiary of any Person then designated an Excluded Party.

“Excluded Subsidiary Debt” means (a) unsecured Indebtedness of Subsidiaries existing on the Revolving Effective Date and described on Schedule 6.01, (b) refinancings, extensions, renewals, or refundings of any Indebtedness permitted by clause (a) above, provided that the principal amount thereof is not increased, (c) intercompany Indebtedness that is owed by a Subsidiary to, and Guarantees of intercompany debt issued by such Subsidiary of debt of, the Borrower or another wholly owned Subsidiary, (d) amounts owing pursuant to Securitization Transactions and (e) to the extent that a Subsidiary has provided a Guarantee of the Borrower’s Indebtedness and other obligations existing pursuant to this Agreement, such Subsidiary’s Indebtedness that is pari passu with (or subordinate to) the Indebtedness and other obligations existing pursuant to this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Senior Unsecured Multi-Year Revolving Credit Agreement dated as of April 27, 2022 among Borrower, MUFG Bank, Ltd. as administrative agent, and the lenders from time to time party thereto (as amended, supplemented, or otherwise modified prior to the date hereof).

“Existing HEP Agreement” means that certain Third Amended and Restated Credit Agreement dated as of July 27, 2017 among Holly Energy Partners, L.P., Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto (as amended, supplemented, or otherwise modified prior to the date hereof).

“Extension Confirmation Date” has the meaning set forth in Section 2.21(b).

“Extension Effective Date” has the meaning set forth in Section 2.21(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, if the Federal Funds Effective Rate determined as provided in this definition for any period would be less than 0.00%, then the Federal Funds Effective Rate for such period shall be deemed to be 0.00%.

“Financial Officer” means the chief financial officer, principal accounting officer, any financial vice president, and treasurer of the Borrower.

“Fiscal Quarter” means a fiscal quarter of the Borrower, ending on the last day of March, June, September or December of each year.

“Fitch” means Fitch Ratings, Ltd., or any successor to the ratings agency business thereof.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, at any time, each Subsidiary of the Borrower that is party to a Subsidiary Guarantee as a guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option or similar agreement with respect to any of the foregoing transactions) or any combination of the foregoing transactions; provided that (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries and (b) any agreements or obligations to physically sell any commodity at any index-based price, in each case shall not be considered a Hedging Agreement.

“Illegality Notice” has the meaning specified in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (excluding (i) accounts payable incurred in the ordinary course of business (including paying agent transactions with respect to accounts payable on terms not to exceed 90 days), (ii) amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided, and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens on Equity Interests in Joint Ventures or Excluded Parties or on property of non-wholly owned Subsidiaries, in each case, which are permitted under Section 6.02(m) or (f), as applicable), whether or not the Indebtedness secured thereby has been assumed, provided that the amount of any Indebtedness of such Person which constitutes Indebtedness of such Person solely by reason of this clause (d) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties subject to such Lien, (e) all Guarantees by such Person of Indebtedness of others (other than Guarantees solely in the form of Liens on Equity Interests in Joint Ventures or Excluded Parties or on property of non-wholly owned Subsidiaries, in each case, which are permitted under Section 6.02(m) or (f), as applicable), (f) all Capital Lease Obligations of such Person, (g) all obligations of such Person in respect of bankers’ acceptances, and (h) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business. For purposes of clarity, Indebtedness of the Borrower and its Subsidiaries shall exclude obligations of the Borrower and its Subsidiaries relating to sales of assets to third parties (including Excluded Parties) which GAAP disregards as a true sale and deems such transaction to be a lease obligation requiring the Borrower or such Subsidiary to classify such transaction as a liability.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Maturity Date” means April 3, 2030.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not subject to any credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated March 2025 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the fifth (5th) Business Day after the last day of each Fiscal Quarter, (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing, with an Interest Period of more than three months’ duration (i) the last day of each three month period after the first day of such Interest Period and (ii) the last day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” with respect to any Term SOFR Borrowing, the period specified in the Borrowing Request applicable to such Borrowing, beginning on and including the date specified in such Borrowing Request (which must be a Business Day), and ending one, three or six months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the applicable Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.23(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means a rating of senior long-term unsecured debt securities of the Borrower without any third-party credit enhancement of (i) BBB- (or then equivalent grade) or higher by S&P, (ii) Baa3 (or then equivalent grade) or higher by Moody’s or (iii) BBB- (or then equivalent grade) or higher by Fitch.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means each Lender listed on Schedule 2.06(b), and any other Lender hereafter designated by written notice of the Borrower to the Administrative Agent, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and the acceptance of such role by such Lender, in each case, in its capacity as an issuer of Letters of Credit hereunder, and each successor in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Sublimit” means (i) in the case of each Issuing Bank listed on Schedule 2.06(b), the amount set forth opposite its name on such Schedule 2.06(b), and (ii) such amount as shall be designated to the Administrative Agent and the Borrower in writing by any other Issuing Bank. The Issuing Bank Sublimit of any Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower and notification to the Administrative Agent.

“Joint Lead Arrangers” means, collectively, the “Joint Lead Arrangers” listed on the cover page hereto, each in its capacity as a Joint Lead Arranger and Joint Bookrunner hereunder.

“Joint Venture” means a joint venture entity the Equity Interests of which are owned by the Borrower or a Subsidiary with one or more third parties so long as such joint venture entity does not constitute a subsidiary.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sublimit” means an amount equal to the Commitments in effect at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means (a) this Agreement, (b) the Notes, if any, (c) each Subsidiary Guarantee, if any, (d) the one or more fee letters entered into in connection with or anticipation of this Agreement and (e) any amendment, supplement or other document modifying the foregoing.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loans” includes the Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, condition (financial or otherwise), or results of operations of the Borrower and its subsidiaries (other than the Excluded Parties), taken as a whole, or (b) the ability of the Borrower and its Subsidiaries to perform any of their respective obligations under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or Derivatives Obligations of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any time, each Subsidiary other than any Subsidiary (a) the Net Tangible Assets of which do not represent 5% or more of Consolidated Net Tangible Assets as of the last day of the fiscal quarter most recently ended and (b) that does not own Equity Interests of any Material Subsidiary.

“Maturity Date” means the Initial Maturity Date, as such date may be extended pursuant to Section 2.21; provided that with respect to any Non-Consenting Lender, the Maturity Date shall not be so extended.

“Maximum Rate” has the meaning set forth in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the ratings agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Tangible Assets” means, on any date, with respect to any Subsidiary, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of such Subsidiary, minus (a) all current liabilities of such Subsidiary (excluding current maturities of long-term debt) and (b) all goodwill of such Subsidiary, all determined in accordance with GAAP.

“New Funds Amount” has the meaning set forth in Section 2.02(d)(i).

“Non-Consenting Lenders” has the meaning set forth in Section 2.21(b).

“Notice of Commitment Increase” has the meaning set forth in Section 2.02(b).

“Note” has the meaning set forth in Section 2.10(e).

“Notifying Lender” means any Lender that notifies the Administrative Agent and the Borrower in writing or made a public statement that its failure to fund all or any portion of its Loans is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied in accordance with clauses (a) or (b) of the definition of Defaulting Lender herein.

“NYFRB” means the Federal Reserve Bank of New York.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(iii).

“Payment Recipient” has the meaning assigned thereto in Section 8.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Cash” means, on any date, the aggregate amount of cash and Cash Equivalents on deposit in a Pledged Cash Account on such date.

“Pledged Cash Account” means any cash collateral account established for purposes of designating cash or Cash Equivalents as Pledged Cash and over which Administrative Agent has at all times exclusive control for withdrawal purposes.

“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule 1.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) the Swingline Lender, and (d) any Issuing Bank, as applicable.

“Reducing Percentage Lender” has the meaning set forth in Section 2.02(d)(ii).

“Reduction Amount” has the meaning set forth in Section 2.02(d)(iii).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, General Counsel, any Executive Vice President, any Senior Vice President, secretary, or any Financial Officer of the Borrower.

“Revolving Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“S&P” means Standard & Poor’s Ratings Service, a division of S&P Global Inc., or any successor to the ratings agency business thereof.

“Sanctions” means all economic or financial sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the government of Canada, or (c) the United Nations Security Council, the European Union, any European Union member state in which the Borrower or such Subsidiary conducts business, or His Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, the Crimea, Kherson and Zaporizhzhia Regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine and other non-Ukrainian controlled regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the government of Canada, the United Nations Security Council, the European Union, any European Union member state in which the Borrower or such Subsidiary conducts business, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned 50% or more, individually or in the aggregate, or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Securitization Transaction” means any transaction in which the Borrower or a Subsidiary sells or otherwise transfers any accounts receivable (whether now existing or arising in the future) and any assets related thereto including, without limitation, all books and records relating to such accounts receivable, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, rights with respect to returned goods the sale or lease of which gave rise to such accounts receivable, insurance thereon, proceeds of all of the foregoing and lockboxes and bank accounts into which collections thereon are deposited, and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrows against such accounts receivable (or undivided interests therein) and related assets or issues securities payable from (or representing interests in) payments in respect of such accounts receivable and related assets or sells such accounts receivable (or undivided interests therein) and related assets to one or more third party purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate outstanding principal or stated amount of the borrowings, securities or residual obligations under a sale, in each case referred to in clause (b) of the preceding sentence, or if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred to such third party purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Spread Adjusted Term SOFR” means, with respect to any Business Day, a rate per annum equal to the sum of (a) Term SOFR for such Business Day plus (b) 0.10% (10 basis points).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided that the Excluded Parties shall not be Subsidiaries of the Borrower except for purposes of (a) to the extent the Excluded Parties are required by GAAP to be consolidated with the Borrower, Section 5.01(a) and Section 5.01(b) and (b) Section 3.11; provided that the Borrower may designate from time to time any subsidiary that is an Excluded Party to be a Subsidiary by written notice thereof to the Administrative Agent if immediately before and immediately after giving pro forma effect to such designation, no Default shall have occurred and be continuing.

“Subsidiary Guarantee” means a Guarantee of the Borrower’s obligations hereunder in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.03.

“Swingline Sublimit” means the lesser of (a) $150,000,000 and (b) the unused portion of the Commitment of the Lender serving as Swingline Lender (which, as of the Revolving Effective Date, is Wells Fargo Bank, National Association).

“Syndication Agent” means MUFG Bank, Ltd., in its capacity as syndication agent hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term SOFR” means

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “Alternate Base Rate” or the Term SOFR Market Index Rate.

“Term SOFR Market Index Rate” means, with respect to any day, the daily floating rate per annum for one month Term SOFR. For any day on which one month Term SOFR is not published by the Term SOFR Administrator, the Term SOFR Market Index Rate for such day will be one month Term SOFR as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which one month Term SOFR was published by the Term SOFR Administrator.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) Consolidated Total Debt of the Borrower and its Subsidiaries plus (b) Consolidated Net Worth of the Borrower and its Subsidiaries.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans, and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing (other than Swingline Loans or Borrowings), refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (i) Term SOFR, or (ii) the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means, for any obligations under any Loan Document, interest, fees, commissions or other amounts, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans (other than Swingline Loans) may be classified and referred to by Type (e.g., a “Term SOFR Loan”). Borrowings (other than Swingline Borrowings) also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding”, and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (x) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (y) with respect to any change or modification to the accounting principles or any change in the interpretation thereof that would require operating leases entered into in the ordinary course of business to be treated in a manner similar to capital leases under GAAP, all financial covenants, requirements and terms in the Agreement shall continue to be calculated or construed as if such accounting change or modification or such change interpretation had not occurred. Notwithstanding any other provision contained herein or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit application or other document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; and, provided further that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit application or document related thereto, provides for one or more permanent automatic decreases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such permanent decreases, as of the date of determination.

Section 1.06 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02 Commitment Increase.

(a) Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders, to cause an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional lenders that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent, the Swingline Lender, each Issuing Bank and the Borrower (not to be unreasonably withheld, delayed or conditioned) (each, a “CI Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided that (i) no Event of Default shall have occurred and be continuing as of the relevant Commitment Increase Effective Date, (ii) no such Commitment Increase shall be less than $25,000,000, unless the Administrative Agent otherwise consents to a smaller amount, (iii) the aggregate amount of all such Commitment Increases shall not exceed $750,000,000, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion), and (v) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Loans.

(b) The Borrower shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) in the form of Exhibit B attached hereto of its intention to increase the Commitments pursuant to this Section 2.02. Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase (each such date, a “Commitment Increase Effective Date”), which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment

Increase, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of all Commitment Increases does not exceed the amount set forth in subsection (a)(iii) above), (iii) the identity of each CI Lender or Lender that has agreed in writing to increase its Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date.

(c) On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount for each such CI Lender shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) each existing Lender that has agreed to increase its Commitment shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Lender’s New Funds Amount, which amount for each such Lender shall constitute Loans made by such Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (iii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.11, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iv) the Borrower shall be responsible to pay to each Lender any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of any outstanding Loans.

(d) For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings: (i) “New Funds Amount” means the amount equal to the product of a Lender’s increased Commitment or a CI Lender’s Commitment (as applicable) represented as a percentage of the aggregate Commitments after giving effect to any Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to such Commitment Increase, if any, as of any Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to such Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to any Commitment Increase that does not increase its respective Commitment as a result of such Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of any Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase occurring on such Commitment Increase Effective Date).

(e) Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each then CI Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each CI Lender to the Administrative Agent on or before such Commitment

Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

(f) Each Commitment Increase shall be deemed to constitute a representation and warranty by the Borrower on the applicable Commitment Increase Effective Date that (i) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) on and as of such Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties shall continue to be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) as of such specified earlier date, and (ii) at the time of and immediately after giving effect to such Commitment Increase, no Default shall have occurred and be continuing.

Section 2.03 Swingline Loans.

(a) General. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period; provided that the aggregate Swingline Exposure (after giving effect to any requested Swingline Loan) shall not exceed the least of (i) the total Commitments, (ii) the excess of the total Commitments over the aggregate amount of the Loans then outstanding, (iii) the Swingline Sublimit and (iv) the amount permitted by Section 2.22(a)(iv)(B); and provided, further, that (after giving effect to any requested Swingline Loan) the total Credit Exposures shall not exceed the total Commitments; and provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Request; Timing; Making of Swingline Loan. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by hand delivery, electronic mail or other electronic transmission, not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to (x) the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time or (y) a deposit account of the Borrower designated by the Borrower to the Administrative Agent in writing by 12:00 p.m., New York City Time, in each case, on the requested date of such Swingline Loan. Except as specified in clause (c) below, all payments by the Borrower in respect of a Swingline Loan shall be made to the Swingline Lender.

(c) Participation. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.04 Loans and Borrowings.

(a) Each Loan shall be made in dollars as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, with respect to the Swingline Loans, made by the Swingline Lender). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Term SOFR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) For each Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Term SOFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Term SOFR Borrowings outstanding. More than one Swingline Loan may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.05 Requests for Borrowings. To request a Borrowing (other than a Borrowing for a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by electronic mail or other electronic transmission, or, at the reasonable discretion of the Administrative Agent, by any other acceptable means (i) in the case of a Term SOFR Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days prior to the date of the requested Borrowing, and (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the requested Borrowing. Each such Borrowing Request shall be irrevocable and by hand delivery, electronic mail or other electronic transmission to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C or, at the reasonable discretion of the Administrative Agent, by any other acceptable means. Each Borrowing Request shall specify the following information in compliance with Section 2.04:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Swingline Borrowing shall be requested in accordance with Section 2.03.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period, in support of obligations of the Borrower or any of its Subsidiaries; provided that the aggregate LC Exposure (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) shall not exceed the least of (i) the total Commitments, (ii) the excess of the total Commitments over the aggregate amount of the Loans (including Swingline Loans) then outstanding, (iii) the LC Sublimit or (iv) the amount permitted by Section 2.22(a)(iv)(A); and provided, further, that, subject to limitations set forth above, no Issuing Bank shall be obligated to front Letters of Credit to the extent that the LC Exposure associated with Letters of Credit issued by it would exceed its Issuing Bank Sublimit; and provided, further, that (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) the total Credit Exposures shall not exceed the total Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal permitted pursuant to paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on its standard form in connection with any request for a Letter of Credit; provided that no provision in such application shall be deemed effective to the extent such provision contains, provides for, or requires, representations, warranties, covenants, security interests, Liens, indemnities, reimbursements of costs or expenses, events of default, remedies, or standards of care or to the extent such provision conflicts or is inconsistent with this Agreement. Following receipt of a notice requesting the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the limits and sublimits specified in Section 2.06(a) are satisfied. Notwithstanding the foregoing or anything else to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (x) shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Revolving Effective Date, or (z) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Revolving Effective Date and which such Issuing Bank in good faith deems material to it; provided that, in the cases of clauses (y) and (z), such Issuing Bank shall have provided written notice to the Borrower of its refusal to issue any Letter of Credit and the specific reasons therefor and the Borrower shall not have compensated such Issuing Bank for the imposition of such restriction, reserve or capital or liquidity requirement or reimbursed such Issuing Bank for such loss, cost or expense, as applicable; or (B) the issuance of such Letter of Credit would violate one or more polices of such Issuing Bank applicable to letters of credit generally (as consistently applied).

(c) Expiration Date. The Borrower shall select the expiration date of each Letter of Credit (which may be later than one year after the date of issuance thereof); provided that any Letter of Credit may provide for the automatic renewal thereof for additional periods; provided further that (i) no Letter of Credit shall extend beyond the then effective Maturity Date, unless the applicable Issuing Bank consents in writing and (ii) no Letter of Credit may expire beyond the close of business on that date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with all other outstanding LC Exposure at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.

(d) Participation. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit in accordance with this Agreement or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (except as specified below) an amount in cash equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with a Swingline Borrowing or an ABR Borrowing (consisting of a Swingline Loan or an ABR Loan, as applicable) in an amount equal to the amount of the LC Disbursement, as determined by the applicable Issuing Bank promptly following determination thereof and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan or ABR Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. In the event the Borrower does not so reimburse any Issuing Bank promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as its interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan or an ABR Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The relevant Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by hand delivery or electronic mail of such demand for payment and whether it has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Swingline Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by a Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement or Termination of an Issuing Bank. An Issuing Bank may be terminated at any time upon not less than 10 Business Days’ prior written notice by the Borrower to the Administrative Agent and such Issuing Bank; provided that at the time of termination of such Issuing Bank shall not have issued any Letter of Credit (other than Letters of Credit which have been cash collateralized in accordance with the provisions of this Agreement or as to which other arrangements with respect thereto that are satisfactory to the applicable Issuing Bank have been made). An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and a successor Issuing Bank (which may be another existing Issuing Bank). The Administrative Agent shall notify the Lenders of any such termination or replacement of an Issuing Bank, as applicable. At the time any such termination or replacement, as applicable, shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated or replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or termination of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to amend, renew or extend any such Letter of Credit or to issue additional Letters of Credit. In the event any Issuing Bank shall cease to be a Lender hereunder, in connection therewith such Issuing Bank may resign as an Issuing Bank hereunder; provided that, if such Issuing Bank is not terminated or replaced in accordance with the terms and conditions set forth above, (A) such resigning Issuing Bank shall give 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower of the effective date of its resignation, (B) such resigning Issuing Bank shall not be required to issue additional Letters of Credit or to extend, reinstate or otherwise amend any then existing Letters of Credit after the effective date of its resignation, and (C) the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to the effective date of its resignation.

(j) Cash Collateralization. If (i) there exists any LC Exposure on the Initial Maturity Date and the Maturity Date has not been extended pursuant to Section 2.21, (ii) any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), then the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. As collateral security for the payment and performance of the obligations of the Borrower under this

Agreement, the Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a first priority security interest in such account and all amounts and other property from time to time deposited or held in such account, and all proceeds thereof, and any substitutions and replacements therefor. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in one or more types of Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse ratably the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated but subject to (i) the consent of Lenders with LC Exposures representing greater than 50% of the total LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders) the consent of each Issuing Bank, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.21, such portion of the cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that the LC Exposure of the Issuing Banks is covered by the Commitments or the remaining cash collateral.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.03. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account most recently designated by the Borrower for such purpose by notice to the Administrative Agent; provided that Swingline Loans or ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender (i) in the case of a Term SOFR Borrowing, not later than one Business Day before the date of any Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the

Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by electronic mail or other electronic transmission or, at the reasonable discretion of the Administrative Agent, by any other acceptable means by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be by hand delivery, electronic mail or other electronic transmission or, at the reasonable discretion of the Administrative Agent, by any other acceptable means of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, and if the Borrower is electing to continue a Term SOFR Borrowing, shall be the last day of the immediately preceding Interest Period;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing bearing interest at a rate based upon Term SOFR and with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid as provided herein, each Term SOFR Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period thereto.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is not less than $10,000,000 and in an integral multiple of $5,000,000 (or such smaller integral amounts as may be reasonably acceptable to the Administrative Agent) in excess thereof, and (B) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of identified events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated except pursuant to Section 2.02.

(d) Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date and (ii) to the Swingline Lender (except to the extent the Lenders have purchased participations in the applicable Swingline Loan, in which case all payments shall be made to the Administrative Agent for the account of such Lenders, as specified in the seventh sentence of Section 2.03(c)) the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or the last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing (not consisting of Swingline Loans) is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan and LC Credit Extension made by such Lender.

(c) The Administrative Agent shall maintain the Register in accordance with the terms of this Agreement.

(d) The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absence manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligation of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e) Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise substantially in the form of Exhibit D hereto (a “Note”), which shall evidence such Lender’s Loans in addition to such records.

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without any penalty or fee (other than any break funding costs applicable pursuant to Section 2.16), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by hand delivery or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment may state that such notice is conditional upon the occurrence of identified events, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any ABR Borrowing shall be in a minimum amount equal to $1,000,000 with additional increments of $500,000. Each partial prepayment of any Term SOFR Borrowing shall be in a minimum amount equal to $1,000,000 with additional increments of $500,000. Each partial prepayment of any Swingline Borrowing shall be in a minimum amount of $1,000,000 with additional increments of $500,000. Each prepayment of any Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding costs pursuant to Section 2.16.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the Applicable Rate attributable to the “Commitment Fee” on the sum of (i) the end of day unused portion of the Commitment of such Lender plus (ii) the outstanding Swingline Loans on such day during the period from and including the Revolving Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such Commitment Fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued Commitment Fees shall be calculated and invoiced to the Borrower as of the last day of each Fiscal Quarter and shall be due and payable in arrears on the fifth (5th) Business Day after the last day of each Fiscal Quarter and at the end of the Availability Period. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue (A) at a rate of

0.750% per annum on the daily amount of the LC Exposure that is equal to or less than the amount of Pledged Cash on such day, and (B) at a rate of 0.90% per annum on the daily amount by which the LC Exposure exceeds the amount of Pledged Cash on such date, in each case during the period from and including the Revolving Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a per annum fronting fee in an amount equal to the greater of (y) $500.00 and (z) 0.125% of the face amount of each Letter of Credit issued by such Issuing Bank, in each case, during the period from and including the Revolving Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that, the Administrative Agent, the Lenders and the Borrower hereby agreed that the Borrower may, upon not less than two (2) Business Days prior written notice to the Administrative Agent, withdraw cash or Cash Equivalents from any Pledged Cash Account, if immediately before such withdrawal no Event of Default exists or would exist after giving effect thereto. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be calculated and invoiced to the Borrower as of the last day of each Fiscal Quarter and shall be due and payable in arrears on the fifth (5th) Business Day after the last day of each Fiscal Quarter. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrower by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to them) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Unless otherwise agreed in writing, fees payable that have been paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. Each Swingline Borrowing shall bear interest at the Term SOFR Market Index Rate plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at a rate per annum equal to Spread Adjusted Term SOFR for the Interest Period therefor, plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, at the election of the Required Lenders (which election may be rescinded at the option of the Required Lenders), bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR, or Term SOFR Market Index Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. With respect to any Term SOFR Loan, subject to Section 2.23, if:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any such obligations, interest, fees, commissions or other amounts, “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period; or

(b) the Required Lenders determine that for any reason in connection with any request for such Loan or a conversion thereto or a continuation thereof that if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any such obligations, interest, fees, commissions or other amounts, Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan during the applicable Interest Period, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each applicable Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Interest Periods) or, failing that, in the case of any request for an affected Term SOFR Borrowing, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein, and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.23, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided, that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for, the calculation of and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof. In determining such amount, such Lender agrees to act in good faith and to use reasonable averaging and attribution methods.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, in any case, as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (c) above, any Lender whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense attributable to such event in accordance with the terms of this Section. A certificate of any Lender setting forth in reasonable detail the basis for and any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender, and each Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Each Lender shall deliver to the Borrower and to the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction that are reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes (including backup withholding), (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by or on behalf of the Borrower as the case may be, pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdictions; provided that the delivery of any documentation described in this Section 2.17(f)(i) (other than the documentation set forth in Section 2.17(f)(ii) or Section 2.17(f)(iii)) shall not be required if in the Lender’s reasonable judgment the completion, execution or delivery of such documentation would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed copies of Internal Revenue Service Form W-8BEN (or Internal Revenue Service Form W-8BEN-E, if applicable) claiming eligibility for benefits of an income Tax treaty to which the United States is a party,

(2) executed copies of Internal Revenue Service Form W-8ECI,

(3) executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation, or

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN (or Internal Revenue Service Form W-8BEN-E, if applicable).

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its or their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form of certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any Taxes or Other Taxes incurred more than 180 days prior to the date that such Lender notifies the Borrower in writing of the Change in Law giving rise to such Taxes or Other Taxes and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such Taxes or Other Taxes is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(i) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Except with respect to Excluded Taxes, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without deduction, setoff or counterclaim (other than any deduction or setoff in respect of Excluded Taxes as explicitly described in such Sections). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account in the United States as it may specify from time to time, except payments to be made directly to each Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Subject to Section 2.22(a)(v), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender or Issuing Bank requests compensation under Section 2.15, (ii) any Lender cannot fund or maintain a Loan pursuant to Section 2.20, or (iii) the Borrower is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding or booking its Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future, (2) would allow such Lender to fund Loans in the future and (3) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or a Notifying Lender, (iv) any Lender fails to execute and deliver any amendment, consent or waiver to any Loan Document requested by the Borrower by the date specified by the Borrower (or gives the Borrower or the Administrative Agent written notice prior to such date of its intention not to do so), (v) any Lender delivers a notice to the Borrower and/or the Administrative Agent pursuant to Section 2.20, or (vi) any Lender shall fail to agree to extend the Maturity Date pursuant to Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) to the extent required under Section 9.04, the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent (or consents) shall not unreasonably be withheld, conditioned or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as applicable, (3) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, modification, waiver or consent can be effected and (4) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

Section 2.20 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Reference Rate or Term SOFR either generally or having a particular Interest Period (if applicable) hereunder or to determine or charge interest based upon the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans, shall be suspended, and (b) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition thereof, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to ABR Loans, and, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate (without reference to clause (c) of the definition thereof), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.21 Extension of Maturity Date.

(a) Not earlier than 30 days prior to the first anniversary of the Revolving Effective Date and no later than 30 days prior to, the Initial Maturity Date (or previously extended Maturity Date pursuant hereto), the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension (or any portion of a year) of the Maturity Date then in effect. Within 15 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

(b) The Maturity Date shall be extended only if the Required Lenders (calculated excluding any Defaulting Lender and after giving effect to any replacements of Lenders permitted herein) have consented thereto (the Lenders that so consent being the “Consenting Lenders” and the Lenders that do not consent being the “Non-Consenting Lenders”). If so extended, and subject to any amendments hereto to update operational, agency and/or regulatory provisions as the Administrative Agent may reasonably require, the Maturity Date, as to the Consenting Lenders, shall be extended to such requested date in the year following the Maturity Date then in effect (or such requested date corresponding to such requested portion of a year) (such existing Maturity Date being the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension, specifying the date of such confirmation (the “Extension Confirmation Date”), the Extension Effective Date, and the new Maturity Date (after giving effect to such extension). As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Confirmation Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article III made by it are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) as of such earlier date, (B) before and after giving effect to such extension no Default exists or will exist as of the Extension Confirmation Date, and (C) since the last day of the most recent fiscal year for which the Borrower has delivered financial statements consistent with the requirements of Section 5.01(a), there has been no Material Adverse Effect on the Borrower and its consolidated Subsidiaries, taken as a whole. The Borrower shall prepay any Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans ratable with any revised and new Applicable Percentages of all the Lenders effective as of the Extension Effective Date; and if, after giving effect to such prepayment, the total Credit Exposures exceeds the total Commitments then in effect as a result of an LC Exposure, then the Borrower will pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.06(j). In addition, each Consenting Lender shall automatically (without any further action) and ratably acquire on the Extension Effective Date the Non-Consenting Lenders’ participations in Letters of Credit, in an amount equal to such Consenting Lender’s Applicable Percentage of the amount of such participations.

Section 2.22 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees payable to such Defaulting Lender shall cease to accrue on the daily amount of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(ii) such Defaulting Lender’s rights to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02;

(iii) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Lenders that are not Defaulting Lenders (for purposes of this Section 2.22, the “non-Defaulting Lenders”) in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments. Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(B) if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (iii)(B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (iii)(A) above, then the fees payable to such non-Defaulting Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ LC Exposure after giving effect to such reallocation and, to the extent of such reallocation, fees under Section 2.12(b) shall no longer accrue for the benefit of such Defaulting Lender; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (iii)(A) or clause (iii)(B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any non-Defaulting Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (ratably in proportion to the amount of Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(iv) so long as a Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(A) (and such Defaulting Lender shall not participate therein). For the avoidance of doubt, (A) with respect to Letters of Credit requested at a time when a Lender is a Defaulting Lender, to the extent such Defaulting Lender’s obligations under Section 2.06 are reallocated to other non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ respective Applicable Percentages (to the extent, after giving effect to the issuance of such Letter of Credit, that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments), the existence of such Defaulting Lender shall not affect the obligation of any Issuing Bank to issue Letters of Credit up to the LC Sublimit, as reduced by such Defaulting Lender’s Applicable Percentage (without taking into consideration any reallocation described in this Section 2.22) of the LC Sublimit or (B) with respect to Swingline Loans requested at a time when a Lender is a Defaulting Lender, to the extent such Defaulting Lender’s obligations under Section 2.03 are reallocated to other non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ respective Applicable Percentages (to the extent, after giving effect to such Swingline Loan, that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments), the existence of such Defaulting Lender shall not affect the obligation of the Swingline Lender to make Swingline Loans up to the Swingline Sublimit, as reduced by such Defaulting Lender’s Applicable Percentage (without taking into consideration any reallocation described in this Section 2.22); and

(v) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any reimbursable amounts for fees, expenses and other charges owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.06(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, as the Borrower may request, to be held in a deposit account and released pro rata by the Administrative Agent in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.06(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iii)(A). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(a)(v) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.23 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.23(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.23(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, in the case of any request for any affected Term SOFR Borrowing, the Borrower will be deemed to have converted any such request into a request for an ABR Borrowing or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require the Borrower or any Subsidiary to obtain any consent or approval of, or make any registration or filing with, or request any other action by, any Governmental Authority in any material respect, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934), (b) will not result in a material violation by the Borrower or any Subsidiary of any law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, and (d) will not result in the creation or imposition of any Lien (other than Liens permitted under Section 6.02) on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition. The Borrower has heretofore furnished to the Lenders its audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2024, which are consistent with the requirements for financial statements delivered pursuant to Section 5.01(a).

Section 3.05 Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

Section 3.06 No Event of Default. No Event of Default has occurred and is continuing.

Section 3.07 Investment Company Status. Neither the Borrower nor any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.08 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 ERISA. Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No ERISA Affiliate has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, in any such case, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA.

Section 3.10 Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (other than information of a global economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), taken as a whole, contained as of the date such reports, financial statements, certificates or other written information were so furnished any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to (i) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) contained in the materials referenced above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and (ii) financial statements, the Borrower represents only that such financial statements were prepared as represented in Section 3.04 and as required by Section 5.01(a) and (b), as applicable. As of the Revolving Effective Date, Borrower hereby certifies that it qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation.

Section 3.11 Anti-Corruption Laws and Sanctions; Use of Proceeds. The Borrower has implemented and maintains in effect policies and procedures designed, in its reasonable business judgment, to promote compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and Sanctions, in each case, applicable to the Borrower or such Subsidiary. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, the officers, directors and employees of the Borrower and its Subsidiaries are in compliance in all material respects with Anti-Corruption Laws and Sanctions, in each case, applicable to the Borrower or such Subsidiary. None of the Borrower, its Subsidiary or, to the knowledge of the Borrower, their respective directors, officers or employees is a Sanctioned Person under Sanctions applicable to the Borrower or such Subsidiary. No Loan or proceeds of any Loan or Letter of Credit will be used in violation of Section 5.08 in any material respect.

The representation and warranty given in this Section 3.11 shall not be made by nor apply to any Canadian Subsidiary of the Borrower in so far as it would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) (together with all amendments, supplements and replacements thereof from time to time is herein referred to as “FEMA”), the Foreign Extraterritorial Measures (United States) Order 1992 made under the authority of FEMA, together with all amendments, supplements and replacements thereof from time to time, and any other orders issued under FEMA.

It is acknowledged and agreed that the representation and warranty given in this Section 3.11 is only sought and given to the extent that to do so would be permissible pursuant to any applicable anti-boycott statute such as (i) Regulation (EC) 2271/96 (including as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018) and/or (ii) any associated and applicable national law, instrument or regulation in the European Union or the United Kingdom related thereto and/or (iii) any similar law, instrument or regulation.

Section 3.12 No Material Adverse Change. As of the Revolving Effective Date, since December 31, 2024, there has been no Material Adverse Effect on the Borrower and its consolidated Subsidiaries, taken as a whole.

Section 3.13 Litigation. As of the Revolving Effective Date, except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their respective businesses, assets or revenues (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions. As of the Revolving Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01 Revolving Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion reasonably satisfactory to the Administrative Agent (addressed to the Administrative Agent and the Lenders and dated the Revolving Effective Date) of Eversheds Sutherland (US) LLP, counsel for the Borrower, providing an opinion as to the enforceability of the Loan Documents. The Borrower hereby requests such counsel to deliver its applicable opinion to the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received a certificate of the Borrower attaching such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower in its jurisdiction of formation, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received the financial statements referred to in Section 3.04.

(e) The Administrative Agent shall have received a certificate, dated the Revolving Effective Date and signed by a Responsible Officer of the Borrower, certifying (which statements shall constitute a representation and warranty made by the Borrower to the Lenders hereunder on the Revolving Effective Date) that, as of the Revolving Effective Date, (i) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (A) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (B) that involve the Loan Documents or the Transactions; and (ii) since December 31, 2024, there has been no material adverse change in the business, financial position, or results of operations of the Borrower together with its Subsidiaries on a consolidated basis.

(f) The Administrative Agent shall have received a certificate, dated the Revolving Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance, as of the Revolving Effective Date, with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Revolving Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Revolving Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) The Administrative Agent shall be satisfied that, contemporaneously with the execution and delivery of this Agreement by the parties hereto, the Existing Credit Agreement, the Existing HEP Agreement and the commitments of the parties thereto are being terminated, and all obligations thereunder (other than unasserted contingent obligations) have been or will be repaid in full.

(i) Each Lender shall have received five days prior to the Revolving Effective Date (or such later date as such Lender shall reasonably agree) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” rules and regulations that has been reasonably requested by such Lender a reasonable period in advance of such date.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Revolving Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions contained in this Section 4.01 is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on May 31, 2025 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date (including the Revolving Effective Date), in which case, on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as materiality, the accuracy in all respects of such representations and warranties) as of such specified earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received, as applicable, a Borrowing Request in accordance with Section 2.05, a request for a Swingline Loan pursuant to Section 2.03 or a request for a Letter of Credit pursuant to Section 2.06.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception that is solely as a result of the Loans maturing within the next 365 days and uncertainty about the Borrower’s ability to refinance or renew such Loans) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for deviations from the application of GAAP concurred with by the Borrower’s independent public accountants;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for deviations from the application of GAAP concurred with by the Borrower’s independent public accountants, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that, to the best of such Financial Officer’s knowledge, no Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 and Section 6.05;

(d) promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities Exchange Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b), Section 5.01(c) or Section 5.01(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.hfsinclair.com; (ii) on which such documents are posted on the Borrower’s behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which the Borrower delivers any compliance certificate required by Section 5.01(c) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall then promptly furnish to each Lender, prompt written notice of the following:

(a) the occurrence of any Default of which any Responsible Officer of the Borrower obtains knowledge;

(b) [reserved]; and

(c) (i) if the Borrower ceases to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower permitted under Section 6.03 or any merger, consolidation, liquidation or dissolution of any Subsidiary that is not otherwise prohibited by the terms of this Agreement; and provided, further, that neither the Borrower nor any Material Subsidiary shall be required to preserve, renew or keep in full force and effect any right, license, permit, privilege or franchise to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay or discharge, before the same shall become delinquent or in default, its obligations, including liabilities for Taxes, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of each of their respective business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including, without limitation, through a captive insurer or by the maintenance of adequate self-insurance reserves to the extent customary among such companies), except where the failure to do so, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions to the extent required by GAAP and applicable law. The Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent and each Lender, at the Administrative Agent’s or such Lender’s expense, upon reasonable prior notice during normal business hours (and, if the Borrower shall so request, in the presence of a Responsible Officer or appointee of any Responsible Officer of the Borrower), and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines and in accordance with any applicable safety procedures, (i) in the case of the Administrative Agent only, to visit and inspect its properties and to examine and make extracts from its books and records, and (ii) in the case of the Administrative Agent and each Lender, to visit and discuss its affairs, finances and condition with its officers and, only during the continuance of an Event of Default, its independent accountants, all at such reasonable times and as often as reasonably requested but, unless an Event of Default exists, no more frequently than one during each calendar year; provided further, that advance notice of any discussion with such independent accountants shall be given to the Borrower and the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.13.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, applicable Environmental Laws and ERISA and the rules and regulations thereunder and Anti-Corruption Laws and applicable Sanctions), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed, in its reasonable business judgment, to promote compliance in all material respects by the Borrower, its Subsidiaries and to the knowledge of the Borrower, their respective directors, officers, and employees with Anti-Corruption Laws and Sanctions, in each case, applicable to the Borrower or such Subsidiary.

Section 5.08 Use of Proceeds of Loans and Letters of Credit.

(a) The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only for general corporate purposes. The proceeds of the Letters of Credit will be used only to support the general corporate purposes of the Borrower and its Subsidiaries.

(b) The Borrower will not, directly, or to the knowledge of the Borrower, indirectly, request any Borrowing or Letter of Credit nor will the Borrower or any of its Subsidiaries, directly, or to the knowledge of the Borrower indirectly, use or otherwise make available the proceeds of any Borrowing or Letter of Credit to any Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, in each case, applicable to the Borrower or to such Subsidiary, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction in any material respect of or with any Sanctioned Person, or in any Sanctioned Country, in each case, to the extent such activities, business or transaction would be prohibited by Sanctions applicable to the Borrower or such Subsidiary.

The covenant given in this Section 5.08(b) shall not be made by nor apply to any Canadian Subsidiary of the Borrower in so far as it would result in a violation of or conflict with FEMA, the Foreign Extraterritorial Measures (United States) Order 1992 made under the authority of FEMA, together with all amendments, supplements and replacements thereof from time to time, and any other orders issued under FEMA.

It is acknowledged and agreed that the covenant given in this Section 5.08(b) is only sought and given to the extent that to do so would be permissible pursuant to any applicable anti-boycott statute such as (A) Regulation (EC) 2271/96 and/or (B) any associated and applicable national law, instrument or regulation in the European Union or the United Kingdom related thereto and/or (C) any similar law, instrument or regulation.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness.

(a) At no time shall the aggregate of the following exceed 15% of Consolidated Net Tangible Assets: (i) secured Indebtedness and Derivative Obligations of the Borrower and its Subsidiaries (provided that, for purposes of the calculation in this Section 6.01(a)(i), (A) Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien that is permitted by Section 6.02 (other than clause (n) of such Section 6.02) and (B) Liens arising as a result of customary netting and offset provisions in Hedging Agreements, shall be disregarded), plus (ii) unsecured Indebtedness of the Subsidiaries of the Borrower (provided that, for purposes of the calculation in this Section 6.01(a)(ii), Indebtedness that is Excluded Subsidiary Debt shall be disregarded).

(b) The Borrower will not permit Indebtedness of the Borrower or its Subsidiaries in respect of Securitization Transactions to exceed $1,250,000,000, in the aggregate at any time outstanding.

Section 6.02 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien to secure payment of any Indebtedness or any Derivatives Obligations on any Property now owned or hereafter acquired by it, except for:

(a) Liens in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;

(b) Liens created by Capital Lease Obligations, provided that the Liens created by any such Capital Lease Obligations attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto and general intangibles and proceeds related thereto, and improvements, accessories and upgrades to the Property leased pursuant thereto;

(c) purchase-money Liens and Liens on Property acquired, constructed or improved by the Borrower or any Subsidiary (including such Liens securing Indebtedness incurred within one year of the date on which such Property was acquired or the date of completion of such construction or improvement), provided that all such Liens attach only to the Property purchased, constructed or improved with the proceeds of the Indebtedness secured thereby and improvements, accessions, general intangibles and proceeds related thereto;

(d) Liens on Property of a Person which exist at the time such Person becomes a Subsidiary of the Borrower as a result of an acquisition, merger or other combination, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, the Borrower or a Subsidiary (including improvements, accessions, general intangibles and proceeds related thereto), which Liens were not granted in contemplation of such acquisition, merger, or other combination and which Liens attach only to the Property described in this clause (d);

(e) any Lien existing on any Property prior to the acquisition thereof by the Borrower or a Subsidiary (including improvements, accessions, general intangibles and proceeds related thereto), which Liens were not granted in contemplation of such acquisition and which Liens attach only to the Property described in this clause (e);

(f) Liens on Property of any Subsidiary to secure obligations of such Subsidiary to the Borrower or to another Subsidiary; provided, that the obligations so secured by such Lien may not be assigned, sold or otherwise transferred to a Person other than the Borrower or another Subsidiary unless such Liens are otherwise permitted hereunder;

(g) Liens on Property of a non-wholly owned Subsidiary to secure obligations of such Subsidiary; provided, that such non-wholly owned Subsidiary is not a Material Subsidiary;

(h) Liens arising in connection with statutory or contractual setoff provisions granted or arising in the ordinary course of business in favor of banks, brokers, or other creditors;

(i) Liens customarily granted on accounts receivable and related assets in connection with Securitization Transactions to the extent Indebtedness in respect of such Securitization Transactions is permitted under Section 6.01(a);

(j) any Lien on Property of a Subsidiary of the Borrower to the extent that (A) such Subsidiary has provided a Guarantee of the Borrower’s Indebtedness and other obligations existing under this Agreement, (B) the Indebtedness of the Subsidiary of the Borrower that is secured by such Lien is pari passu with (or subordinate to) the Indebtedness and other obligations existing pursuant to this Agreement and (C) any Property that is subject to a Lien in support of such Indebtedness is also subject to a pari passu (or higher priority) Lien in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;

(k) Liens securing Indebtedness existing on the Revolving Effective Date and listed on Schedule 6.02(k);

(l) any Lien arising out of refinancing, extending, renewing or refunding (or successively refinancing, extending, renewing or refunding) any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional Property;

(m) any Lien on (A) Equity Interests in a Joint Venture securing obligations of such Joint Venture and (B) Equity Interests in an Excluded Party securing obligations of such Excluded Party; and

(n) Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing Indebtedness and Derivative Obligations, provided such Indebtedness and Derivative Obligations are permitted under Section 6.01(a).

Section 6.03 Fundamental Changes.

(a) The Borrower will not merge into or consolidate with (including by division) any other Person, or permit any other Person to merge into or consolidate with the Borrower, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the Borrower’s assets, whether now owned or hereafter acquired (including stock of its Subsidiaries), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default under Section 7.01(a), (b), (h), (i) or (j) shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, and (ii) any Person may merge with the Borrower as long as the surviving entity, if other than the Borrower, (A) is a corporation or other entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) has no rating of Index Debt that is not an Investment Grade Rating and (C) assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower under the Transactions and such assumption is evidenced by an agreement executed and delivered to the Administrative Agent within 30 days of such transaction in a form reasonably satisfactory to the Administrative Agent. Without limiting the generality of the foregoing, the transfer of more than 50% of the Borrower’s Consolidated Total Assets shall be deemed, for the purposes of this Section 6.03(a), a transfer of all or substantially all of the assets of the Borrower.

(b) The Borrower will not, and will not permit any of its Material Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Revolving Effective Date and businesses reasonably related thereto.

Section 6.04 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions on an arm’s-length basis, provided that the foregoing restriction shall not apply to:

(a) transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries;

(b) transactions pursuant to any contract or agreement in effect on the Revolving Effective Date, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Borrower and its Subsidiaries in any material respect than the contract or agreement in effect on the Revolving Effective Date;

(c) transactions pursuant to which (i) taxes are allocated among the Borrower and its Affiliates in any manner consistent with Section 1552 (or any successor provision) of the Code, (ii) general and administrative expenses are allocated among the Borrower and its Affiliates in any manner consistent with Section 482 (or any successor provision) of the Code, and (iii) interest is charged or credited to Affiliates in any reasonable manner not inconsistent with the Code;

(d) Securitization Transactions and transactions reasonably related thereto;

(e) transactions involving any employee benefit plan or related trust of the Borrower or any of its Subsidiaries;

(f) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any Subsidiary;

(g) transactions disclosed, proposed or discussed in materials filed with the Securities and Exchange Commission not less than 10 days prior to the Revolving Effective Date;

(h) any transaction (or series of transactions, as determined in the good faith judgment of the Borrower) involving the payment by the Borrower and its Subsidiaries of consideration in an aggregate amount not to exceed $100,000,000; provided, that there shall be no more than three such transactions (or series of transactions) in any fiscal year of the Borrower;

(i) any transaction with an Affiliate to the extent such Affiliate was a Subsidiary and party to such transaction when such Affiliate ceased to be a Subsidiary, so long as such transaction was not entered into in anticipation of such Affiliate ceasing to be a Subsidiary;

(j) supply contracts, transportation agreements, servicing agreements and cost-sharing agreements among the Borrower or any of its Subsidiaries and any Affiliate that is not a Subsidiary. on terms consistent with the Borrower’s intercompany contracting practices, as determined in the good faith judgment of the Borrower, and otherwise consistent with similar categories of contracts among the Borrower and its Subsidiaries; and

(k) transactions entered into with any Excluded Party or any Joint Venture on terms and conditions, taken as a whole, that are fair and reasonable to the Borrower and its Subsidiaries as determined in the good faith judgment of the Borrower, taking into account the totality of the relationship between the Borrower and its Subsidiaries, on the one hand, and such Excluded Party or such Joint Venture, as applicable, on the other.

Section 6.05 Financial Covenant. The Borrower will not permit Consolidated Net Debt as of the last day of any Fiscal Quarter to exceed 65% of Total Capitalization as of such date.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under the Loan Documents for which the Borrower has received an invoice or other written notice that such amount is due and payable, in each case when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in any Loan Document, any exhibit or schedule thereto or any certificate furnished pursuant thereto, or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08 or in Article VI;

(e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) the date any Responsible Officer of a Loan Party has knowledge of the occurrence of such failure;

(f) the Borrower or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest or fees) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement or grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief with respect to itself or its debts under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding provided such petition on its face is sufficient such that admission of the material allegations therein provides a basis for granting the relief requested, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not covered by independent third party insurance as to which the respective insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) other than as a result of (i) the termination of the obligations of any Guarantor under a Subsidiary Guarantee pursuant to the terms thereof or pursuant to Section 9.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder, or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of the Commitments, the payment in full of the principal and interest on each Loan and all fees payable hereunder, the expiration or termination of all Letters of Credit (or the cash collateralization thereof in accordance with the provisions of this Agreement or other arrangements with respect thereto that are satisfactory to the applicable Issuing Bank) and the reimbursement of all LC Disbursements, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or the Borrower or any Guarantor denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(n) a Change in Control (other than as permitted in Section 6.03(a)) shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or any Material Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Agency. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor from among the Lenders (other than a Defaulting Lender). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders, the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be (i) a bank with an office in New York, New York, or an Affiliate of any such bank and (ii) shall be an Eligible Assignee. Whether or not a successor has been appointed, such resignation of the Administrative Agent shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. If the Administrative Agent becomes a Defaulting Lender hereunder, the Borrower may remove the Administrative Agent in its capacity as Administrative Agent hereunder by notifying the Administrative Agent, the Lenders and the Issuing Bank. Upon such notification, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor from among the Lenders (other than a Defaulting Lender).

None of the Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than the duties, responsibilities and liabilities assigned to such entities in their capacities as Lenders (or Issuing Banks, if applicable) hereunder.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and is entering into this Agreement as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loan set forth herein and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and agrees that it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section. Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Revolving Effective Date that has been made available by the Administrative Agent to the Lenders.

Section 8.02 Erroneous Payments.

(a) Each Lender, each Issuing Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that the Administrative Agent has determined in its sole discretion has received funds on behalf of a Lender, Issuing Bank or other Person (each such recipient, a “Payment Recipient”) from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.02(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) then such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or with respect to any Payment Recipient who received such funds on its behalf shall cause such Payment Recipient to) promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, except, in each case, to the extent such Erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Loan Party for the purposes of making such Erroneous Payment.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender or Issuing Bank that is a Payment Recipient (such unrecovered amount as to such Lender or Issuing Bank, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Payment Recipient (i) such Payment Recipient shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s lending affiliate, in a principal amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, without further consent or approval of any party hereto. Without any further payment by the Administrative Agent or its lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment, and the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. As to any Erroneous Payment Deficiency Assignment, the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the obligations, the obligations or any part thereof that were so credited, and all rights of the applicable Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in each case, to the extent such Erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

(f) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under pursuant to this Section 8.02 or under the indemnification provisions of this Agreement.

(g) Each party’s obligations under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary in this Section 8.02 or in any other Loan Document, the Borrower and the Loan Parties shall have no obligations, liabilities or responsibilities for any actions, consequences or remediation (including the repayment or recovery of any amounts) contemplated by this Section 8.02 (and, for the avoidance of doubt, it is understood and agreed that if a Loan Party has paid principal, interest or any other amounts owed pursuant to a Loan Document, nothing in this Section 8.02 (or Section 9.03 (or any equivalent provision) in connection therewith) shall require any such Loan Party to pay additional amounts that are duplicative of such previously paid amounts).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail, as follows:

(i) if to the Borrower, to:

HF Sinclair Corporation

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

Attention: Treasurer

Telephone: [___________]

E-mail: [___________]

With copy to (which copy does not constitute notice):

HF Sinclair Corporation

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

Attn: General Counsel

E-mail: [___________]

(ii) if to the Administrative Agent or to Wells Fargo Bank, National Association, as an Issuing Bank, the Swingline Lender or a Lender, to:

Wells Fargo Bank, National Association

1000 Louisiana Street, 12th Floor

Houston, TX 77002

Attention: [___________]

Telephone: [___________]

E-mail: [___________]

(iii) if to any of the other Issuing Banks listed on Schedule 2.06(b), to it at its respective address set forth on Schedule 2.06(b);

and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder; and

(iv) if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender, or any Issuing Bank, as applicable, pursuant to Article II if such Lender, the Swingline Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) or (c) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (x) the Borrower, the Administrative Agent and the Lenders consenting to the Borrower’s request for any extension of the Maturity Date in accordance with Section 2.21 or providing any Commitment Increase in accordance with Section 2.02 may enter into any amendment necessary to implement the terms of such Commitment Increase in accordance with the terms of this Agreement without the consent of any other Lender, (y) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (z) the Borrower may amend Schedule 2.01 as expressly provided in Section 2.02(e), the Borrower and the Administrative Agent may amend Schedule 1.01 as expressly provided therein, and the Administrative Agent may amend this Agreement as expressly provided in Section 2.23(b).

(c) Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above, no such agreement or agreements referred to in such paragraphs shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend Section 2.13(c) or to reduce the obligation of the Borrower to pay interest under Section 2.13(c) or related provisions or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or waive or excuse any such payment, or postpone the scheduled date of expiration or termination of any Commitment, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend Section 2.13(c) or to postpone, waive or excuse the obligation of the Borrower to pay interest under Section 2.13(c) or related provisions or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to postpone, waive or excuse principal or interest on any Loan or LC Disbursement or any fee payable hereunder), (iv) change Section 2.09(d), Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata treatment of Lenders or pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change Section 4.01, any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby, (vi) release any one or more Guarantors which, individually or in the aggregate, constitute Material Subsidiaries from their Subsidiary Guarantee, except as provided in Section 9.09, or (vii) amend the definition of “Applicable Percentage” without the consent of each Lender. In addition, no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be.

(d) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one legal counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one legal counsel for the Administrative Agent, in connection with any amendments, modifications or waivers of the provisions hereof (in the case of clauses (i) and (ii), whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of

Credit issued by it or any demand for payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by the Swingline Lender in connection with making any Swingline Loan or any demand for payment thereunder, and (v) all documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender, including the reasonable fees, charges and disbursements of (A) one counsel for the Administrative Agent, and (B) one counsel for the Lenders, taken as a whole, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including settlement costs and the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to arise out of or in connection with (1) the gross negligence, bad faith or willful misconduct of such Indemnitee, (2) any material breach of any of its obligations under the Loan Document by such Indemnitee or (3) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an Indemnitee against any other Indemnitee (other than any such dispute, claim, demand, action, judgment or suit which relate to the Administrative Agent in such capacity); (B) at the request of an Indemnitee, the Borrower shall assume the defense of any third party claim, including the employment of counsel reasonably acceptable to such Indemnitee and payment of all reasonable and documented out-of-pocket fees and expenses of such counsel; and (C) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its Affiliates is a party adverse to such Indemnitee or if the Borrower has assumed the defense of any third party claim so long as it shall have notified the Indemnitee thereof and no conflict of interest shall occur). Further, the Borrower shall not be liable for any settlement or compromise by any Indemnitee of any suit, claim, action or other proceeding effected without the Borrower’s prior written consent, which consent will not be unreasonably withheld; provided the Borrower has demonstrated its ability to pay such settlement. If the Borrower assumes the defense of any third party claim, (x) the Borrower shall have full control of such defense and proceedings, including any compromise or settlement thereof, (y) the Indemnitee shall be entitled, at its own expense, to participate in (but not control) such defense, at its own expense, and (z) the Borrower shall not settle any such claim or action without the prior written consent of the Indemnitee unless such settlement (I) provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (II) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee, and (III) involves only the payment of a monetary sum (and does not restrict any future activity of any Indemnitee). If requested by the Borrower, the Indemnitee shall cooperate in contesting any third party claim that the Borrower elects to contest.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Joint Lead Arranger, the Swingline Lender or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Joint Lead Arranger, the Swingline Lender or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Joint Lead Arranger, the Swingline Lender or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent such special, indirect, exemplary, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in paragraph (b) above, and no Credit Party, shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Notwithstanding any provision in this Section 9.03 to the contrary, the Borrowers shall not, in connection with any single proceeding or series of related proceedings in the same jurisdiction, be liable for the fees and expenses of more than (x) one firm as outside counsel, (y) a firm of local counsel in each appropriate jurisdiction, and (z) in the case of an actual or perceived conflict of interest where the party affected by such conflict notifies the Borrower that such a conflict exists and retains its own counsel, by another firm of counsel for such affected party, for the Indemnitees, each such firm to be selected by the Administrative Agent (other than as provided in clause (z)).

(f) All amounts due under this Section shall be payable promptly after written demand therefor setting forth in reasonable detail the basis for such demand.

(g) For the avoidance of doubt, notwithstanding any provision in this Section 9.03 to the contrary, this Section 9.03 shall not apply with respect to Taxes other than Taxes that represent losses, claims, or damages arising from a non-Tax claim.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted in Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any other attempted assignment, transfer or participation by any party hereto or any Participant or prospective Participant shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Eligible Assignee.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived at the discretion of the Administrative Agent and which, for the avoidance of doubt, shall not be for the account of the Borrower, other than in respect of an assignment initiated by the Borrower pursuant to Section 2.19(b)); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified by the Administrative Agent in its reasonable discretion in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) of Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section to the extent the same satisfies the terms and conditions of paragraph (c).

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (other than Competitors or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first sentence of Section 9.02(c) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(i) A Participant (A) shall agree to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) and (g) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission (i.e. “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized, at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower existing under this Agreement or any other Loan Document that are due and payable at such time held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement; provided that such Lender shall provide prompt written notice to the Administrative Agent of the exercise of such setoff; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the Borrower after any such setoff and application by it or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to and shall not be affected by any other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Subsidiary Guarantees. The Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries organized under the laws of the United States of America, any State thereof or the District of Columbia to become a Guarantor by such Subsidiary executing and delivering to the Administrative Agent a Subsidiary Guarantee, together with such evidence of authority and opinions (which may be opinions of in-house counsel) as the Administrative Agent may reasonably request. So long as no Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests in a Guarantor that is owned by the Borrower or a Subsidiary are sold or otherwise disposed of in a transaction or transactions not prohibited by this Agreement, (ii) if the Borrower designates an existing Guarantor as an Excluded Party or (iii) in the event that, immediately after giving effect to the release of any Guarantor’s Subsidiary Guarantee, all of the Indebtedness of the Subsidiaries that are not such Guarantor is permitted under Section 6.01, then, in each case, promptly following Borrower’s request, the Administrative Agent shall execute a release of such Guarantor from its Subsidiary Guarantee.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section is intended to waive the right of any party to remove any such action or proceeding commenced in any such New York State court to an appropriate New York Federal court to the extent the basis for such removal exists under applicable law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its Properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, including any prospective or actual credit insurance provider or reinsurer relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to the Borrower and its obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower that is not known to be subject to a confidentiality obligation to the Borrower. For the purposes of this Section 9.13, “Information” means all information received from or on behalf of the Borrower relating to the Borrower or any of its Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that Information as defined in Section 9.13(a) furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and laws applicable to such Lender, including federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

(d) For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

Section 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other obligation hereunder, together with all fees, charges and other amounts which are treated as interest on such Loan or other obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or other obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or other obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or other Person in respect of other Loans or other obligation or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other obligation exceed the maximum amount collectible at the Maximum Rate.

Section 9.15 USA PATRIOT Act. Each Lender and Issuing Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or Issuing Bank to identify the Borrower and the Guarantors in accordance with the Act.

Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders in connection with this Agreement are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Joint Lead Arrangers and the Lenders is, and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers nor the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers nor the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HF SINCLAIR CORPORATION, a Delaware corporation, as Borrower

By:	/s/ Michael Cullen
Name:	Michael Cullen
Title:	Vice President and Treasurer

[Signature Page to HF Sinclair Corporation Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Swingline Lender, an Issuing Bank and a Lender

By:	/s/ Borden Tennant
Name:	Borden Tennant
Title:	Executive Director

[Signature Page to HF Sinclair Corporation Credit Agreement]

MUFG BANK, LTD., as Syndication Agent, an Issuing Bank and a Lender

By:	/s/ Anastasiya Bykov
Name:	Anastasiya Bykov
Title:	Authorized Signatory

[Signature Page to HF Sinclair Corporation Credit Agreement]

BANK OF AMERICA, N.A., as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Christopher Clark
Name:	Christopher Clark
Title:	Assistant Vice President

[Signature Page to HF Sinclair Corporation Credit Agreement]

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Alex Franks
Name:	Alex Franks
Title:	Director

[Signature Page to HF Sinclair Corporation Credit Agreement]

BARCLAYS BANK PLC, as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

[Signature Page to HF Sinclair Corporation Credit Agreement]

CITIBANK, N.A., as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

[Signature Page to HF Sinclair Corporation Credit Agreement]

CITIZENS BANK N.A., as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Scott Donaldson
Name:	Scott Donaldson
Title:	Senior Vice President

[Signature Page to HF Sinclair Corporation Credit Agreement]

MIZUHO BANK, LTD., as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Managing Director

[Signature Page to HF Sinclair Corporation Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Danielle Hudek
Name:	Danielle Hudek
Title:	Vice President

[Signature Page to HF Sinclair Corporation Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Alkesh Nanavaty
Name:	Alkesh Nanavaty
Title:	Executive Director

[Signature Page to HF Sinclair Corporation Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Evans Swann
Name:	Evans Swann
Title:	Authorized Signatory

[Signature Page to HF Sinclair Corporation Credit Agreement]

TRUIST BANK, as a Co-Documentation Agent, an Issuing Bank and a Lender

By:	/s/ Lincoln LaCour
Name:	Lincoln LaCour
Title:	Director

[Signature Page to HF Sinclair Corporation Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ Alex Farrell
Name:	Alex Farrell
Title:	Vice President

[Signature Page to HF Sinclair Corporation Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Andrew Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

[Signature Page to HF Sinclair Corporation Credit Agreement]

SCHEDULE 1.01

PRICING SCHEDULE

Level	Debt Rating of S&P (or then equivalent rating)	Debt Rating of Moody’s (or then equivalent rating)	Debt Rating of Fitch (or then equivalent rating)	ABR Margin or Swingline Loan	Term SOFR Margin	Commitment Fee
I	≥ BBB+	≥ Baa1	≥ BBB+	0.125%	1.125%	0.125%
II	BBB	Baa2	BBB	0.250%	1.250%	0.150%
III	BBB-	Baa3	BBB-	0.500%	1.500%	0.200%
IV	BB+	Ba1	BB+	0.750%	1.750%	0.250%
V	≤ BB	≤ Ba2	≤ BB	1.000%	2.000%	0.325%

Ratings in the above grid are based on the Debt Ratings assigned by Standard & Poor’s Financial Services LLC (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Ltd. (“Fitch” and, together with S&P and Moody’s, the “Rating Agencies”). “Debt Rating” means, with respect to either Rating Agency, the rating assigned by such Rating Agency to the Index Debt.

If at any time the Debt Ratings assigned by the three Rating Agencies are at different rating levels, then the Applicable Rate shall be determined by reference to the rates per annum opposite the rating level of the middle Debt Rating so assigned, and if two of the three Debt Ratings assigned by the three Rating Agencies are at the same rating level and the third is at a different rating level, then the Applicable Rate shall be determined by reference to the rates per annum opposite the rating level of such two Debt Ratings so assigned.

If at any time only two Rating Agencies have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this Schedule 1.01) (i) if the Debt Rating assigned by one of such Rating Agencies is in a rating level one rating level higher (with the rating for Level I being the highest and the rating for Level V being the lowest) than the Debt Rating assigned by the other Rating Agency, then the Applicable Rate shall be determined by reference to the rates per annum opposite the higher of the Debt Ratings so assigned, and (ii) if the Debt Rating assigned by one of such Rating Agencies is in a rating level more than one rating level higher than the Debt Rating assigned by the other Rating Agency, then the Applicable Rate shall be determined by reference to the rates per annum opposite the rating level next below that of the higher of the two Debt Ratings so assigned.

If at any time only one of S&P, Moody’s and Fitch has in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be determined by reference to the rates per annum set forth opposite the rating level of the single available Debt Rating.

If at any time none of S&P, Moody’s or Fitch has in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be determined by reference to the rates per annum set forth in Level V above.

Schedule 1.01

If the rating system of Moody’s, S&P or Fitch shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Schedule 1.01

SCHEDULE 2.01

APPLICABLE PERCENTAGES, COMMITMENTS

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Schedule 2.01

SCHEDULE 2.06(b)

INITIAL ISSUING BANK SUBLIMITS

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Schedule 2.06(b)

SCHEDULE 6.01

EXISTING INDEBTEDNESS OF SUBSIDIARIES

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Schedule 6.01

SCHEDULE 6.02(k)

EXISTING LIENS

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Schedule 6.02(k)

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, swingline loans and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor. The Assignee hereby represents and warrants that it is not a Defaulting Lender or a Competitor and is [not] a regulated lending institution in the United States, Japan, Canada, the United Kingdom or the European Union.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Credit Agreement:	Senior Unsecured Multi-Year Revolving Credit Agreement dated as of April 3, 2025 among HF Sinclair Corporation, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Bank and the other Persons from time to time party thereto.

[1]	Select as applicable.

Exhibit A – 1

4.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Applicable Percentage of Commitment/Loans Assigned[2]
$	$	%
$	$	%
$	$	%

Effective Date: [__________] [____], 20[___] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[SIGNATURES BEGIN NEXT PAGE]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A – 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[CONSENTS BEGIN NEXT PAGE]

Exhibit A – 3

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender and Issuing Bank

By:
Name:
Title:

MUFG BANK, LTD. as an Issuing Bank

By:
Name:
Title:

BANK OF AMERICA, N.A. as an Issuing Bank

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH as an Issuing Bank

By:
Name:
Title:

BARCLAYS BANK PLC as an Issuing Bank

By:
Name:
Title:

CITIBANK, N.A. as an Issuing Bank

By:
Name:
Title:

Exhibit A – 4

CITIZENS BANK as an Issuing Bank

By:
Name:
Title:

MIZUHO BANK, LTD. as an Issuing Bank

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION as an Issuing Bank

By:
Name:
Title:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH as an Issuing Bank

By:
Name:
Title:

TRUIST BANK as an Issuing Bank

By:
Name:
Title:

[If additional Issuing Banks, add additional signature blocks for consent]

Exhibit A – 5

[Consented to:][3]

HF SINCLAIR CORPORATION, as Borrower

By:
Name:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. (See Section 9.04(b) of the Credit Agreement).

Exhibit A – 6

ANNEX 1

to Exhibit A for Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit A, Annex I – 1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic transmission (i.e. “pdf”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A, Annex I – 2

EXHIBIT B

FORM OF NOTICE OF COMMITMENT INCREASE

[Date]

Wells Fargo Bank, National Association

1000 Louisiana Street, 12th Floor

Houston, TX 77002

Attention: Borden Tennant

Ladies and Gentlemen:

The undersigned, HF Sinclair Corporation, a Delaware corporation (the “Borrower”), refers to the Senior Unsecured Multi-Year Revolving Credit Agreement dated as of April 3, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto. The Borrower hereby notifies you, pursuant to Section 2.02 of the Credit Agreement, that it has arranged for the aggregate amount of the Commitments under the Credit Agreement to be increased by adding to the Credit Agreement the CI Lenders referenced below and/or by allowing one or more existing Lenders to increase their respective Commitments. With respect thereto, the Borrower sets forth below the information relating to such proposed Commitment Increase as required by Section 2.02(b) of the Credit Agreement:

(a) the effective date of such increase of aggregate amount of the Lenders’ Commitments is ________________ (herein, the “Commitment Increase Effective Date”)1;

(b) the amount of the requested increase of the Commitments is $________________ (the “Commitment Increase”);

(c) the CI Lenders that have agreed with the Borrower to provide their respective Commitments are _____________________________ [INSERT NAMES OF THE CI LENDERS];

(d) the existing Lenders that have agreed with the Borrower to increase their respective Commitments are _____________________________ [INSERT NAMES OF THE LENDERS]; and

(e) set forth on Annex I attached hereto is the amount of the respective Commitments of each Lender and each CI Lender, after giving effect to the Commitment Increase hereunder, including the Commitments of all Reducing Percentage Lenders, all CI Lenders and all existing Lenders increasing their respective Commitments as of the Commitment Increase Effective Date. As of the Commitment Increase Effective Date, Schedule 2.01 to the Credit Agreement shall be deemed to be amended and restated or replaced in its entirety with Annex I attached hereto to reflect the Commitment of each Lender (including any CI Lenders) after giving effect to the Commitment Increase.

[1]	The Commitment Increase Effective Date Shall be no earlier than five Business Days after receipt by the Administrative Agent of this notice.

Exhibit B – 1

Delivery of an executed counterpart of this Notice of Commitment Increase by electronic transmission (i.e. “pdf”) shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.

Very truly yours,

HF SINCLAIR CORPORATION

By:
Name:
Title:

On [_________][2], acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[2]	Insert date that Administrative Agent acknowledges receipt of this notice.

Exhibit B – 2

ANNEX I

to Exhibit B of Credit Agreement

REVISED SCHEDULE OF COMMITMENTS

AS OF THE COMMITMENT INCREASE EFFECTIVE DATE

[Insert revised schedule]

Exhibit B, Annex I

EXHIBIT C

FORM OF BORROWING REQUEST

Wells Fargo Bank, National Association,

as Administrative Agent for the Lenders

parties to the Credit Agreement referred to below

1000 Louisiana Street, 12th Floor

Houston, TX 77002

Attention: Borden Tennant

Reference: HF Sinclair Corporation

Ladies and Gentlemen:

The undersigned, HF SINCLAIR CORPORATION, a Delaware corporation, refers to the Senior Unsecured Multi-Year Revolving Credit Agreement dated as of April 3, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined therein and not otherwise defined herein being used herein as therein defined), among the undersigned, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto, and the undersigned hereby gives you notice, irrevocably, pursuant to Section 2.05 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and with respect thereto sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.05 of the Credit Agreement:

(i) The aggregate amount of the Proposed Borrowing is $___________.

(ii) The Business Day of the Proposed Borrowing is___________.

(iii) The Type of the Proposed Borrowing is [an ABR Borrowing] [a Term SOFR Borrowing].

(iv) [The Interest Period for each Term SOFR Borrowing made as part of the Proposed Borrowing is ___________ month[s].]

Very truly yours,

HF SINCLAIR CORPORATION

By:
Name:
Title:

Exhibit C

EXHIBIT D

FORM OF PROMISSORY NOTE

$[_________]

[____], 20[___]

FOR VALUE RECEIVED, the undersigned, HF SINCLAIR CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to ________________________ (the “Lender”) at the designated office of WELLS FARGO BANK, NATIONAL ASSOCIATION in lawful money of the United States of America and in same day funds, on the Initial Maturity Date (or such later Maturity Date as the Lender has consented to in writing) the principal amount of (a)____________ DOLLARS ($___________), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Promissory Note (this “Note”) is authorized to, and prior to any transfer hereof shall, endorse on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of a Term SOFR Borrowing, the length of each Interest Period with respect thereto. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Notes referred to in the Senior Unsecured Multi-Year Revolving Credit Agreement, dated as of April 3, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.

Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D – 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

HF SINCLAIR CORPORATION

By:
Name:
Title:

Exhibit D – 2

SCHEDULE A

to

Promissory Note

LOANS, CONTINUATIONS, CONVERSIONS

AND REPAYMENTS OF TERM SOFR LOANS

Exhibit D, Schedule A

SCHEDULE B

to

Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Exhibit D, Schedule B

EXHIBIT E

FORM OF SUBSIDIARY GUARANTEE

GUARANTEE dated as of [•] (this “Guarantee”), by each of the entities listed on the signature pages hereof or becoming a party hereto pursuant to Section 14.08 hereof (collectively, the “Guarantors”), in favor of the Administrative Agent, each Lender, each Issuing Bank (as each such term is defined in the Credit Agreement referred to below), the Swingline Lender (as such term is defined in the Credit Agreement referred to below), and each other holder of an Obligation (as such term is defined below) (collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement dated as of April 3, 2025 (together with all appendices, exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement), among HF Sinclair Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, each Guarantor will receive substantial direct and indirect benefits from the making of the Loans and Swingline Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrower under the Credit Agreement; and

WHEREAS, the Borrower and the Guarantors have elected, pursuant to Section 9.09 of the Credit Agreement, to have the Guarantors execute and deliver this Guarantee for the benefit of the Guarantied Parties.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Guarantee

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations (as defined below), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest accrued or accruing after the commencement of any proceeding under

Exhibit E – 1

Title 11 of the United States Code (the “Bankruptcy Code”) or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding), fees and costs of collection. This Guarantee constitutes a guaranty of payment when due (whether or not any proceeding under the Bankruptcy Code shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection.

(b) Each Guarantor further agrees that, if any payment made by the Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, any such Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guarantee shall have been cancelled or surrendered, this Guarantee shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment.

(c) In furtherance of the foregoing and not in limitation of any other right that any Guarantied Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due and payable, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guarantied Parties in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent as provided in this paragraph, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VIII hereof.

(d) As used herein, the term “Obligations” means all obligations of the Loan Parties to pay (a) the aggregate outstanding principal amount of, and all unpaid interest (including interest accrued or accruing after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding) on, the Loans (including any Swingline Loans) when and as due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, (b) all reimbursement obligations (including payments in respect of reimbursement of disbursements and interest thereon) with respect to the LC Exposure and all obligations of the Loan Parties under any Loan Document to provide cash collateral for LC Exposure, and (c) all other outstanding liabilities, obligations and indebtedness owing by the Borrower to the Administrative Agent, any Lender, the Swingline Lender, any Issuing Bank or any other Indemnitee arising under the Credit Agreement or any other Loan Document, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however

Exhibit E – 2

acquired and whether or not evidenced by any note, guarantee or other instrument for the payment of money (including any such liabilities, obligations and indebtedness incurred after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that, notwithstanding anything to the contrary herein or in any other Loan Document, the “Obligations” shall not include any obligation of any Loan Party regarding any Hedging Agreements, any Derivatives Obligations, any other agreements or instruments that is a “qualified financial contract” pursuant to 12 U.S.C. 5390(c)(8)(D) or any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

ARTICLE II

Limitation of Guarantee

Any term of this Guarantee to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guarantee, as it relates to such Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law, (ii) Article III of this Guarantee or (iii) any other obligation, agreement, undertaking or similar provisions of any security or any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding any Loan Document) providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guarantee or other guaranties of the Obligations by such parties.

ARTICLE III

Indemnity and Contribution

SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Article VIII hereof), the Borrower agrees that in the event a payment in respect of any Obligation shall be made by any Guarantor under this Guarantee, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

Exhibit E – 3

SECTION 3.02. Contribution. In the event that any Guarantor (the “Claiming Party”) shall be required hereunder to make a payment in respect of any Obligation exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Loan Documents and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth bears to the aggregate net worth of all the Guarantors on the date of such payment, then (subject to Article VIII hereof) such Guarantor shall be reimbursed by such other Guarantors (each, a “Contributing Party”) for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Any Contributing Party making a payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

ARTICLE IV

Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Obligations;

(d) receive, take and hold security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Borrower or any other guarantor, maker or endorser;

(g) apply to the Obligations any payment or recovery (i) from the Borrower, from any other guarantor, maker or endorser of the Obligations or any part of them or (ii) from any Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others;

Exhibit E – 4

(h) apply to the Obligations any payment or recovery from any Guarantor of the Obligations or any sum realized from security furnished by such Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Obligations; and

(i) refund at any time any payment received by any Guarantied Party in respect of any Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guarantee shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor hereunder in respect of the amount so refunded;

in each case, even if any right of reimbursement or subrogation or other right or remedy of any Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, nonjudicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of such Guarantor).

ARTICLE V

Guarantee Absolute and Unconditional

Each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guarantee are absolute and unconditional and shall not be discharged, reduced, limited, impaired or terminated or otherwise affected as a result of any of the following:

(a) the invalidity or unenforceability of, or any impossibility in the performance of, any of the Borrower’s obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Obligations or any part of them;

(b) the absence of any attempt to collect on the Obligations or any part of them from the Borrower or other action to enforce the same;

(c) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111 (b)(2) of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(d) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Obligations;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

Exhibit E – 5

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Guarantor or any of the Borrower’s other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding or otherwise;

(k) any action taken by any Guarantied Party if such action is authorized hereby;

(l) any change in the corporate existence or structure of the Borrower or any other Loan Party;

(m) any defense, set-off, counterclaim, recoupment or termination (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or any other Person against any Guarantied Party;

(n) any applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law affecting any term of any Guarantor’s obligations under this Guarantee;

(o) any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guarantee; or

(p) any other act, omission or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full in cash of the Obligations (other than indemnities and other contingent obligations (other than contingent obligations in respect of Letters of Credit, excluding Letters of Credit that have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) not then due and payable and as to which no claim has been made as of the time of determination).

Exhibit E – 6

ARTICLE VI

Waivers

Each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or any of its Subsidiaries or the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability of the Borrower or any of its Subsidiaries, other than any defense of payment in full in cash of the Obligations (other than indemnities and other contingent obligations (other than contingent obligations in respect of Letters of Credit, excluding Letters of Credit that have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) not then due and payable and as to which no claim has been made as of the time of determination). In connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged, except in accordance with Article X or XV hereof.

ARTICLE VII

Reliance

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

ARTICLE VIII

Waiver of Subrogation and Contribution Rights

Until the Obligations have been paid in full in cash (other than indemnities and other contingent obligations (other than contingent obligations in respect of Letters of Credit, excluding Letters of Credit that have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) not then due and payable and as to which no claim has been made as of the time of determination) and the Commitments have expired or have been terminated, the Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against the Borrower or any right of reimbursement, indemnity or contribution or similar right against the Borrower by reason of this Guarantee or by any payment made by any Guarantor in respect of the Obligations. No failure on the part of the Borrower or any other Guarantor to make the payments required by

Exhibit E – 7

Article III hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

ARTICLE IX

Default; Remedies

The obligations of each Guarantor hereunder are independent of and separate from the Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Borrower or any other guarantor of the Obligations, or joining the Borrower or any other guarantor in any proceeding against any Guarantor.

ARTICLE X

Irrevocability

Subject to Article XV below, this Guarantee shall be irrevocable as to the Obligations (or any part thereof) until the Commitments have expired or have been terminated, the Obligations have been paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), all Letters of Credit have expired or terminated (or have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed, at which time this Guarantee shall automatically be cancelled. Upon such cancellation and at the written request of any Guarantor or its successors or assigns, and at the cost and expense of such Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guarantee and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guarantee. Any execution and delivery of the instruments, documents and agreements by the Administrative Agent pursuant to this Article X shall be without recourse or warranty by the Administrative Agent.

ARTICLE XI

Setoff

If an Event of Default shall have occurred and be continuing, each Lender, the Swingline Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Swingline Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Guarantor against any of and all the Obligations held by such Lender, such Swingline Lender, such Issuing Bank or their respective Affiliates which are then due and payable, irrespective of whether or not such Lender, such Swingline Lender, such Issuing Bank or such Affiliate shall have made any demand under this Guarantee and although any of the Obligations is owed to a branch, office or Affiliate

Exhibit E – 8

of such Lender, such Swingline Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, the Swingline Lender, each Issuing Bank and their respective Affiliates under this Article XI are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Swingline Lender, such Issuing Bank or their respective Affiliates may have. Each Lender, the Swingline Lender and each Issuing Bank agrees to promptly notify the applicable Guarantor and the Administrative Agent after any such setoff and application by such Lender or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE XII

[Reserved]

ARTICLE XIII

Representations and Warranties

Each Guarantor hereby represents and warrants that the representations and warranties as to it made by the Borrower in Article III of the Credit Agreement with respect to any Borrowing or the date of issuance, amendment, renewal or extension of any Letter of Credit, in each case on or after the date hereof, are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties shall continue to be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) as of such specified earlier date.

ARTICLE XIV

Miscellaneous

SECTION 14.01. Successors and Assigns. This Guarantee shall be binding upon each Guarantor and upon the successors and assigns of such Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns. The successors and assigns of the Guarantors and the Borrower shall include their respective receivers, trustees and debtors-in-possession.

SECTION 14.02. Enforcement; Waivers; Amendments

(a) No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guarantee, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Obligations or any other guaranty for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, shall preclude any other or further exercise thereof or the

Exhibit E – 9

exercise of any other right or remedy. The rights and remedies of the Guarantied Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Borrower, any Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act (except by a written instrument pursuant to Section 14.02(b)) or knowledge of any Guarantied Party, or its respective agents, officers or employees. No waiver of any provision of this Guarantee or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by a written instrument pursuant to Section 14.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Guarantor under this Guarantee. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by the Borrower to a Guarantied Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

(b) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or modified except pursuant to an agreement in writing entered into by the Guarantors and the Administrative Agent and, to the extent required by Section 9.02 of the Credit Agreement, the Required Lenders.

SECTION 14.03. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Guarantee shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section is intended to waive the right of any party to remove any such action or proceeding commenced in any such New York State court to an appropriate New York Federal court to the extent the basis for such removal exists under applicable law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Exhibit E – 10

(d) Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

SECTION 14.04. Certain Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Credit Agreement), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Guarantee in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Guarantee, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

SECTION 14.05. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.06. Notices. Any notice or other communication herein required or permitted shall be given as provided in Section 9.01 of the Credit Agreement and, in the case of any Guarantor, to such Guarantor in care of the Borrower. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Guarantee shall be deemed to have been given on the date of receipt.

Exhibit E – 11

SECTION 14.07. Severability. Wherever possible, each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

SECTION 14.08. Additional Guarantors. Each of the Guarantors agrees that, if, pursuant to Section 9.09 of the Credit Agreement, the Borrower desires any Subsidiary to become a Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guarantee Supplement in substantially the form of Exhibit A (Guarantee Supplement) attached hereto and shall thereafter become a Guarantor for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the rights, benefits and obligations of this Guarantee. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Guarantee.

SECTION 14.09. Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse the Administrative Agent and each of the other Guarantied Parties upon demand for all documented out-of-pocket expenses incurred by the Administrative Agent or any other Guarantied Party, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and one counsel for the other Guarantied Party, taken as a whole, in connection with the enforcement of this Guarantee against such Guarantor or the exercise or enforcement of any other right or remedy available in connection herewith or therewith.

(b) The Guarantors jointly and severally agree to indemnify and hold harmless each Guarantied Party and the other Indemnitees as provided in Section 9.03(b) and (e) of the Credit Agreement as if each reference in such Section to “the Borrower” was a reference to “the Guarantors” and with the same force and effect as if such Guarantors were parties to the Credit Agreement.

(c) Any amounts payable as provided in paragraphs (a) and (b) of this Section shall be additional Obligations guaranteed hereby. All amounts due under paragraph (a) or (b) of this Section shall be payable promptly after written demand therefor.

SECTION 14.10. Waiver of Consequential Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND WITHOUT LIMITING IN ANY WAY THE BORROWER’S AND THE GUARANTORS’ OBLIGATIONS HEREUNDER (INCLUDING THE GUARANTORS’ OBLIGATIONS SET FORTH IN SECTIONS 14.09(a) AND 14.09(b)), NO PARTY HERETO SHALL ASSERT, OR PERMIT ANY OF ITS AFFILIATES OR RELATED PARTIES TO ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIM AGAINST EACH OTHER SUCH PERSON (AND, IN THE CASE OF THE BORROWER OR ANY GUARANTOR, ANY GUARANTIED PARTY AND ANY OTHER INDEMNITEE), ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

Exhibit E – 12

SECTION 14.11. Entire Agreement. This Guarantee, taken together with all of the other Loan Documents executed and delivered by the Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

SECTION 14.12. Counterparts. This Guarantee may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart.

SECTION 14.13. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guarantee and shall not affect the construction of, or be taken into consideration in interpreting, this Guarantee.

SECTION 14.14. Certain Acknowledgements and Agreements. Each Guarantor hereby acknowledges the provisions of Section 2.16 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Guarantor was a party to the Credit Agreement.

ARTICLE XV

Termination

In addition to termination in accordance with Article X, so long as no Default has occurred and is continuing under the Loan Documents (or would result from such release), (a) if all of the capital stock of a Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise disposed of in a transaction or transactions not prohibited by the Credit Agreement, (b) if the Borrower designates an existing Guarantor as an Excluded Party under the Credit Agreement or (c) in the event that, immediately after giving effect to the release of any Guarantor hereunder, all of the Indebtedness of the Subsidiaries that are not such Guarantor is permitted under Section 6.01 of the Credit Agreement, then, in each case, promptly following the Borrower’s request and at the cost and expense of the Borrower, the Administrative Agent shall execute a release of such Guarantor from this Guarantee. Any execution and delivery of any such release by the Administrative Agent shall be without recourse or warranty by the Administrative Agent.

[SIGNATURE PAGES FOLLOW]

Exhibit E – 13

IN WITNESS WHEREOF, this Guarantee has been duly executed by the Guarantors as of the day and year first set forth above.

GUARANTORS

[NAME OF GUARANTOR]

By:
Name: Title:

Exhibit E – 14

ACKNOWLEDGED AND AGREED as of the date first above written: WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name: Title:

Exhibit E – 15

EXHIBIT A TO

SUBSIDIARY GUARANTEE

GUARANTEE SUPPLEMENT

Pursuant to this Guarantee Supplement (this “Guarantee Supplement”), the undersigned hereby agrees to be bound as a Guarantor for purposes of the Guarantee, dated as of [•] (the “Guarantee”), among certain Subsidiaries of HF Sinclair Corporation, a Delaware corporation, listed on the signature pages thereof or becoming party thereto pursuant to the terms thereof and acknowledged by Wells Fargo Bank, National Association, in its capacity as the Administrative Agent, and the undersigned hereby acknowledges receipt of a copy of the Guarantee. Each reference to a “Guarantor” in the Guarantee shall be deemed to include the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article XIII of the Guarantee applicable to it is true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) on and as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties shall continue to be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality, the accuracy in all respects of such representations and warranties) as of such specified earlier date.

This Guarantee Supplement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart.

This Guarantee Supplement shall be construed in accordance with and governed by the law of the State of New York.

Capitalized terms used herein but not defined herein are used with the meanings given them in the Guarantee.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee Supplement to be duly executed and delivered as of [•].

[NAME OF GUARANTOR]

By:
Name: Title:

Exhibit E – 16

ACKNOWLEDGED AND AGREED as of the date first above written: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title:

Exhibit E – 17